Exhibit 99

Marine Products Corporation Reports 2006 First Quarter Financial Results

ATLANTA, April 26, 2006 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter ended March 31, 2006. Marine Products Corporation is a leading manufacturer of fiberglass boats under two brand names: sterndrive and inboard pleasure boats by Chaparral, including SSi Sportboats, Sunesta Deckboats, and Signature Cruisers, and outboard sport fishing boats by Robalo.

For the quarter ended March 31, 2006, Marine Products generated net sales of $69,957,000, a 3.6 percent decrease compared to $72,586,000 in the first quarter of last year. The change in net sales was comprised of a 16.4 percent increase in the average gross selling price per boat, a 19.3 percent decrease in the number of boats sold, and an increase in parts and accessories sales. Gross profit for the quarter was $16,818,000, or 24.0 percent of net sales, compared to $18,948,000, or 26.1 percent of net sales, in the prior year. The decrease in gross profit as a percentage of net sales was primarily the result of higher raw materials costs compared to the prior year.

Operating income for the quarter was $8,180,000, a 19.0 percent decrease compared to the first quarter last year, due to lower gross profit, partially offset by slightly lower selling, general and administrative expenses. Operating income was 11.7 percent of net sales for the quarter, compared to 13.9 percent in the prior year. Selling, general and administrative expenses decreased due to the variable nature of many of these costs, and were 12.3 percent of net sales in the first quarter of 2006 compared to 12.2 percent of net sales in the prior year.

Net income for the quarter ended March 31, 2006 was $5,776,000, a 15.3 percent decrease compared to $6,817,000 in the prior year. Net income decreased due to lower operating income, partially offset by increased interest income compared to the prior year, and a slightly lower tax rate. Diluted earnings per share for the quarter were $0.15, a decrease of $0.02, or 11.8 percent, compared to the prior year.

Richard A. Hubbell, Marine Products' Chief Executive Officer, stated, "Our results for the first quarter of 2006 reflect the decrease in demand that started at the end of the third quarter of 2005. As we stated previously, we reduced our production in order to maintain appropriate levels of dealer inventories and order backlog. We have accomplished this, and in light of a better than expected winter boat show season, we have gradually increased our production during the first quarter. We are also pleased with the reception of our new models for the 2006 model year. The acceptance of these new models by the dealer and consumer market is reflected in the higher average gross selling prices that we realized during the quarter.

1st Quarter 2006 Press Release

Hubbell continued, "Our order backlog is higher than it was at this time last year, and our dealer inventories are lower, indicating a healthy selling environment for our products. As we operate in the height of the retail selling season, and prepare for our 2007 model introductions, we continue to monitor dealer inventories, order backlog, and indications of consumer sentiment regarding recreational boating."

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive and inboard pleasure boats and Robalo sport fishing boats, and seeks to continue to diversify its product line through product innovation and strategic acquisition. With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to strategically increase its market share and to generate superior financial performance to build long-term shareholder value. For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding our belief that certain factors indicate a healthy selling environment for our products, our ability to continue to diversify our product line though product innovation and strategic acquisition, our ability to capitalize on opportunities to increase market share, generate superior financial performance and build shareholder value, dealer and retail buyer reaction to our new models, and our ability to adjust production to maintain dealer inventories and backlog at appropriate levels. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. These risks include possible decreases in the level of consumer confidence impacting discretionary spending, business interruptions due to adverse weather conditions, increased interest rates, unanticipated changes in consumer demand and preferences, deterioration in the quality of Marine Products' network of independent boat dealers or availability of financing of their inventory, our ability to insulate our financial results against increasing commodity prices, our ability to identify, complete or successfully integrate acquisitions, the impact of rising gasoline prices on consumer demand for our products, and competition from other boat manufacturers and dealers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in Marine Products' Form 10-K for the year ending December 31, 2005 filed with the Securities and Exchange Commission.

1st Quarter 2006 Press Release

For information about Marine Products Corporation, please contact:

BEN M. PALMER
Chief Financial Officer
404.321.7910
irdept@marineproductscorp.com

JIM LANDERS
Corporate Finance
404.321.2162
jlanders@marineproductscorp.com

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (In thousands except per share data)

Periods ended March 31, (Unaudited)	First Quarter

	2006	2005	% BETTER (WORSE)

Net Sales	$69,957	$72,586	(3.6)%
Cost of Goods Sold	53,139	53,638	0.9

Gross Profit	16,818	18,948	(11.2)
Selling, General and Administrative Expenses	8,638	8,847	2.4

Operating Income	8,180	10,101	(19.0)
Interest Income	446	291	53.3

Income Before Income Taxes	8,626	10,392	(17.0)
Income Tax Provision	2,850	3,575	20.3

NET INCOME	$5,776	$6,817	(15.3)%

EARNINGS PER SHARE
Basic	$0.15	$0.18	(16.7)%

Diluted	$0.15	$0.17	(11.8)%

AVERAGE SHARES OUTSTANDING
Basic	37,309	38,602

Diluted	39,091	40,930

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

At March 31, (Unaudited)	(in thousands)

	2006	2005

ASSETS
Cash and cash equivalents	$ 44,350	$ 49,161
Marketable securities	1,681	2,686
Accounts receivable, net	5,836	4,588
Inventories	28,596	29,189
Income taxes receivable	989	275
Deferred income taxes	3,079	3,169
Prepaid expenses and other current assets	1,461	1,816

Total current assets	85,992	90,884

Property, plant and equipment, net	17,154	17,968
Goodwill	3,308	3,308
Marketable securities	5,573	5,911
Deferred income taxes	1,263	—
Other assets	5,042	3,819

Total assets	$118,332	$121,890

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$ 8,366	$ 8,094
Accrued expenses and other liabilities	12,370	15,095

Total current liabilities	20,736	23,189
Pension liabilities	4,506	3,424
Deferred income taxes	—	745
Other long-term liabilities	1,121	1,709

Total liabilities	26,363	29,067

Common stock	3,804	3,920
Capital in excess of par value	13,163	36,722
Retained earnings	76,102	57,317
Deferred compensation	—	(4,197)
Accumulated other comprehensive loss	(1,100)	(939)

Total stockholders’ equity	91,969	92,823

Total liabilities and stockholders’ equity	$118,332	$121,890

Certain prior year balances have been reclassified to conform with current year presentation.

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

THREE MONTHS ENDED MARCH 31, (Unaudited)	(in thousands)

	2006	2005

Operating Activities:
Net income	$ 5,776	$ 6,817
Depreciation, amortization and other non-cash charges	909	735
Other net changes in operating activities	2,411	(1,027)

Net cash provided by operating activities	9,096	6,525

Investing Activities:
Capital expenditures	(430)	(163)
Other investing activities	(45)	(2,319)

Net cash used for investing activities	(475)	(2,482)

Financing Activities:
Payment of dividends	(1,864)	(1,541)
Cash paid for common stock purchased and retired	(275)	(45)
Other financing activities	266	89

Net cash used for financing activities	(1,873)	(1,497)

Net increase in cash and cash equivalents	6,748	2,546
Cash and cash equivalents at beginning of period	37,602	46,615

Cash and cash equivalents at end of period	$44,350	$49,161